Exhibit 107

Filing Fee Table

           F-1

(Form Type)

                Chanson International Holding

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered(1)	Unit(2)	Price	Fee Rate	Fee
	Equity	Class A ordinary shares, par value $0.001 per share(3)	Rule 457(o)	–	–	$16,900,000	0.00014760	$2,494.44
	Equity	Pre-funded warrants(3)(4)	Rule 457(g)	–	–	–	0.00014760	–
Fees to be Paid	Equity	Class A ordinary shares underlying the pre-funded warrants(5)	Rule 457(o)	–	–	–	0.00014760	–
	Equity	Common warrants(4)	Rule 457(g)	–	–	–	0.00014760	–
	Equity	Class A ordinary shares underlying the common warrants(6)	Rule 457(o)	–	–	$20,280,000	0.00014760	$2,993.33
	Total Offering Amounts					$37,180,000		$5,487.77
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$5,487.77

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional Class A ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2)	This estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.

(3)	The proposed maximum aggregate offering price of the Class A ordinary shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A ordinary shares issued in the offering.

(4)	In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Class A ordinary shares underlying the pre-funded warrants and common warrants are registered hereby, no separate registration fee is required with respect to the pre-funded warrants and common warrants registered hereby.

(5)	The Registrant may issue pre-funded warrants to purchase Class A ordinary shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which Class A ordinary shares are being sold to the public in this offering, minus $0.001. For each pre-funded warrant to be sold, the number of Class A ordinary shares the Registrant is offering will be decreased on a one-for-one basis.

(6)	Based on an assumed per-share exercise price for the warrants of 120% of the public offering price of the Class A ordinary shares and pre-funded warrants.